CONTACTS:                            Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS RECORD 2012 SECOND QUARTER FINANCIAL RESULTS

-- Second Quarter Net Sales Rise 28.2% to $592.6 million;
Second Quarter Net Income Increases 30.3% to $109.8 million --

    Corona, CA – August 8, 2012 – Monster Beverage Corporation (NASDAQ:MNST) today reported financial results for the second quarter ended June 30, 2012.
    Gross sales for the 2012 second quarter increased 28.7 percent to $678.9 million from $527.5 million in the same period last year.  Net sales for the three-months ended June 30, 2012 increased 28.2 percent to $592.6 million from $462.1 million in the same quarter a year ago.
    Gross profit, as a percentage of net sales, for the 2012 second quarter was 51.8 percent, compared with 52.8 percent for the comparable 2011 second quarter.  Operating expenses for the 2012 second quarter increased to $137.2 million from $111.7 million in the same quarter last year.
    Distribution costs as a percentage of net sales were 4.1 percent for both the 2012 and 2011 second quarters.
           Selling expenses as a percentage of net sales were 11.6 percent for the 2012 second quarter, compared with 12.9 percent in the same quarter a year ago.
           General and administrative expenses as a percentage of net sales for the 2012 second quarter were 7.5 percent, compared with 7.2 percent for the corresponding quarter last year.  Stock-based compensation (a non-cash item) was $7.1 million in the second quarter of 2012, compared with $4.1 million for the same period in 2011.
    Operating income for the 2012 second quarter increased 28.1 percent to $169.8 million from $132.5 million in the 2011 comparable quarter.
    The effective tax rate for the 2012 second quarter was 35.3 percent compared with 36.5 percent in the same quarter last year.
    Net income for the 2012 second quarter increased 30.3 percent to $109.8 million from $84.2 million in the same quarter last year.  Net income per diluted share increased 31.0 percent to $0.59, from $0.45 per diluted share in the 2011 comparable quarter.
    Net sales for the Company’s DSD segment for the 2012 second quarter increased 30.1 percent to $568.0 million from $436.7 million for the same period in 2011.
    Gross sales to customers outside the United States rose to $153.4 million in the 2012 second quarter from $102.6 million in the corresponding quarter in 2011.
    Rodney C. Sacks, chairman and chief executive officer, said that both the energy drink category in the United States and Europe and the Monster Energy® brand in particular, continue to experience positive growth, with the Monster Energy® brand increasing in excess of category growth in both the United States and Europe.  On the Company’s global expansion, Sacks said: “We are continuing to expand into new international markets with retail sales of Monster Energy® commencing in Ecuador, Hong Kong, Japan, Macau and Slovenia in the second quarter. We are planning launches in additional international markets later this year and in 2013.”
    For the first half of 2012, gross sales rose to $1,196.2 million from $935.1 million for the comparable period a year earlier.  Net sales for the first six months of 2012 increased to $1,047.2 million from $818.6 million in the same period in 2011.
    Gross profit as a percentage of net sales was 52.3 percent for the first six months of 2012, compared with 52.5 percent for the same period in 2011.
    Operating expenses for the six-months ended June 30, 2012, increased to $252.1 million from $208.8 million in the same period last year.  Operating income rose to $296.1 million, from $220.9 million in the first six months of 2011.
    Net income for the first half of 2012 was $185.9 million, or $1.00 per diluted share, compared with $139.3 million, or $0.74 per diluted share, for the same period last year.

Investor Conference Call
    The Company will host an investor conference call today, August 8, 2012, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation
    Based in Corona, California, Monster Beverage Corporation is a marketer and distributor of energy drinks and alternative beverages. The Company markets and distributes Monster Energy® brand energy drinks, Monster Energy Extra Strength Nitrous Technology® brand energy drinks, Java Monster® brand non-carbonated coffee + energy drinks, X-Presso Monster® brand non-carbonated espresso energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated rehydration energy drinks, Übermonster™ energy drinks, Worx Energy® shots, and Peace Tea® iced teas, as well as Hansen’s® natural sodas, apple juice and juice blends, multi-vitamin juices, Junior Juice® beverages, Blue Sky® beverages, Hubert’s® Lemonades, Vidration® vitamin enhanced waters, and PRE® Probiotic drinks.  For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures
    Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

Caution Concerning Forward-Looking Statements
    Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  Management cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise and/or sales or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; political, legislative or other governmental actions or events, including the outcome of any state attorney general and/or government or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION
FOR THE THREE- AND SIX-MONTHS ENDED JUNE 30, 2012 AND 2011
(In Thousands, Except Per Share Amounts) (Unaudited)
	Three-Months Ended June 30,		Six-Months Ended June 30,
	2012	2011	2012	2011
Gross sales, net of discounts & returns*	$678,852	$527,519	$1,196,165	$935,112
Less: Promotional and other allowances**	86,212	65,374	148,920	116,548

Net sales	592,640	462,145	1,047,245	818,564
Cost of sales	285,632	217,924	499,068	388,806

Gross profit	307,008	244,221	548,177	429,758
Gross profit margin as a percentage of net sales	51.8%	52.8%	52.3%	52.5%

Operating expenses	137,235	111,739	252,118	208,822
Operating expenses as a percentage of net sales	23.2%	24.2%	24.1%	25.5%

Operating income	169,773	132,482	296,059	220,936
Operating income as a percentage of net sales	28.6%	28.7%	28.3%	27.0%

Other (expense) income:
Interest and other (expense) income, net	(27)	624	(77)	627
(Loss) gain on investments and put options, net	(33)	(350)	363	(51)
Total other (expense) income	(60)	274	286	576

Income before provision for income taxes	169,713	132,756	296,345	221,512

Provision for income taxes	59,918	48,508	110,450	82,221

Net income	$109,795	$84,248	$185,895	$139,291
Net income as a percentage of net sales	18.5%	18.2%	17.8%	17.0%

Net income per common share:
Basic	$0.62	$0.48	$1.06	$0.79
Diluted	$0.59	$0.45	$1.00	$0.74

Weighted average number of shares of common stock and common stock equivalents:
Basic	176,186	176,950	175,509	177,402
Diluted	186,284	187,208	185,833	187,284

Case sales (in thousands) (in 192-ounce case equivalents)	57,525	44,272	101,921	78,954
Average net sales per case	$10.30	$10.44	$10.28	$10.37

*Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under GAAP and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, our definition of promotional and other allowances may not be comparable to similar items presented by other companies. Promotional and other allowances primarily include consideration given to the Company’s distributors or retail customers including, but not limited to the following: (i) discounts granted off list prices to support price promotions to end-consumers by retailers; (ii) reimbursements given to the Company’s distributors for agreed portions of their promotional spend with retailers, including slotting, shelf space allowances and other fees for both new and existing products; (iii) the Company’s agreed share of fees given to distributors and/or directly to retailers for advertising, in-store marketing and promotional activities; (iv) the Company’s agreed share of slotting, shelf space allowances and other fees given directly to retailers; (v) incentives given to the Company’s distributors and/or retailers for achieving or exceeding certain predetermined sales goals; (vi) discounted or free products; and (vii) contractual fees given to the Company’s distributors related to sales made by the Company direct to certain customers that fall within the distributors’ sales territories. The presentation of promotional and other allowances facilitates an evaluation of their impact on the determination of net sales and the spending levels incurred or correlated with such sales. Promotional and other allowances constitute a material portion of our marketing activities. The Company’s promotional allowance programs with its numerous distributors and/or retailers are executed through separate agreements in the ordinary course of business. These agreements generally provide for one or more of the arrangements described above and are of varying durations, ranging from one week to one year.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2012 AND DECEMBER 31, 2011
(In Thousands, Except Par Value) (Unaudited)
	June 30, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$419,167	$359,331
Short-term investments	451,063	411,282
Trade accounts receivable, net	305,707	218,072
Distributor receivables	686	669
Inventories	199,053	155,613
Prepaid expenses and other current assets	19,414	20,912
Prepaid income taxes	2,739	370
Deferred income taxes	16,428	16,428
Total current assets	1,414,257	1,182,677

INVESTMENTS	20,873	23,194
PROPERTY AND EQUIPMENT, net	55,944	45,151
DEFERRED INCOME TAXES	56,002	58,576
INTANGIBLES, net	50,875	48,396
OTHER ASSETS	3,566	4,405
Total Assets	$1,601,517	$1,362,399

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$157,212	$113,446
Accrued liabilities	58,217	31,966
Accrued promotional allowances	61,416	87,746
Deferred revenue	12,062	11,583
Accrued compensation	7,857	10,353
Income taxes payable	3,068	10,996
Total current liabilities	299,832	266,090

DEFERRED REVENUE	113,756	117,151

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 240,000 shares authorized; 200,873 shares issued and 176,421 outstanding as of June 30, 2012; 198,729 shares issued and 174,277 outstanding as of December 31, 2011	1,004	994
Additional paid-in capital	252,440	229,301
Retained earnings	1,354,539	1,168,644
Accumulated other comprehensive loss	(1,820)	(1,547)
Common stock in treasury, at cost; 24,452 shares as of June 30, 2012 and December 31, 2011, respectively	(418,234)	(418,234)
Total stockholders' equity	1,187,929	979,158
Total Liabilities and Stockholders’ Equity	$1,601,517	$1,362,399